SECURITIES AND EXCHANGE COMMISSION

                        Washington, DC  20549

                              FORM 8-K


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported): December 30, 2000


                       E-COMMERCE WEST CORP.

       (Exact name of registrant as specified in its charter)



          UTAH                0-10315              95-4091368
    (State or other        (Commission          (I.R.S. Employer
  jurisdiction of in-      File Number)         Identification #)
     corporation)


                83 Sherman St.,   Deadwood,   SD    57732
         (Address of principal executive offices)  (Zip Code)

  Registrant's telephone number, including area code: (605) 578-1299

          Total number of sequentially numbered pages:  3

                 Exhibit index page number:  none


















ITEM 2.     ACQUISITIONS OR DISPOSITION OF ASSETS

As disclosed in the Company's Form 10-QSB filed March 15, 2001, the Company and Mr. David Smith mutually agreed to rescind the stock purchase agreement and Mr. Smith's employment agreement executed in connection with the acquisition of N2 Networking Inc. ("N2N"), including the cancellation of all options previously granted to Mr. Smith pursuant to his employment agreement. As part of the rescission, the Company retired 500,000 common shares into its Treasury which had been issued to David Smith. The agreement between the parties to rescind the acquisition was due to fundamental managerial differences in implementing N2N resources within the Company's organizational and business objectives. The Agreement of Mutual Rescission was executed on April 3, 2001 with the effective date of the rescission being December 30, 2000. Pursuant to the terms of the agreement, both parties are returned to their original status prior to entering into the stock purchase and employment agreements, and the Company is relieved of any obligations which existed pursuant to such agreements.

As further stated in it's Form 10-QSB, in an effort to fairly present the financial affairs of the Company as a result of the agreed upon rescission, the Company did not report any financial activity attributable to N2N for the recently completed fiscal quarter ended January 31, 2001. Management does not believe the rescission of the transaction will interfere with, impede nor delay the Company's plans to introduce its B2B application to the market. At present, the Company is actively seeking an experienced, capable individual to serve as Chief Technology Officer in connection with their technology-based objectives.































                              SIGNATURES


Pursuant to the requirements of the securities and exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


E-Commerce West Corp.








By:  /s/ Jon F. Elliott
Jon F. Elliott, President/CEO


Date:  April 9, 2001